Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement Nos. 333-124899, 333-124898, 333-120881, 333-91496 and 333-45586 on Form S-3, No. 333-124391 on Form S-4 and Nos. 333-127011, 333-127012, 333-117733 and 333-45298 on Form S-8 of our report dated March 13, 2006, relating to the financial statements of Petrohawk Energy Corporation and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Petrohawk Energy Corporation for the year ended December 31, 2005.
/s/ DELOITTE & TOUCHE LLP
Houston, Texas
March 13, 2006